Exhibit 99.1

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Erica Pettit
Press: Evan Goetz/Melissa Merrill
Financial Dynamics
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION ANNOUNCES RECORD PRELIMINARY YEAR END

SUMMARY RESULTS IN CONNECTION WITH ITS PLANNED REFINANCING

Rye, New York – January 29, 2007 – Jarden Corporation (NYSE: JAH) today announced record preliminary summary results for the twelve months ended December 31, 2006. Net sales are estimated to be approximately $3.85 billion. Consolidated Segment Earnings (as defined below) are estimated to be in the range of $440 million to $442 million. Cash flow from operations is expected to exceed $250 million. Taking into consideration the Company’s over $200 million of cash at year end, net indebtedness at December 31, 2006 was approximately $1.24 billion. Capital expenditure for the year was approximately $68 million. Consolidated Segment Earnings represents the Company’s performance measurement under SFAS 131 and is calculated as the Company’s earnings before interest, taxes and depreciation and amortization, excluding reorganization and acquisition-related costs (estimated at $42 million), stock-based compensation (estimated at $23 million) and profit in inventory (estimated at $10 million).

Jarden also announced today that, as part of a refinancing plan, it intends to commence, subject to market and other conditions, a registered public offering for $400 million aggregate principal amount of senior subordinated unsecured notes on or about February 5, 2007. In addition, Jarden will launch a cash tender offer (the “Tender Offer”) today for its $180 million aggregate principal amount 9 3/4% Senior Subordinated Notes due 2012 (the “Existing Notes”) upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated January 29, 2007. The Tender Offer will be funded with a portion of the proceeds from the new senior subordinated notes offering. The remainder of the proceeds from the $400 million notes offering will be used to pay down a portion of the term loan debt under Jarden’s existing senior secured credit facilities.

Martin E. Franklin, Chairman and Chief Executive Officer commented; “With the preannouncement of our strong fourth quarter and full year 2006 preliminary financial results today, we are now in a position to access the bond market on an opportunistic basis. While the audit of our 2006 results will not be complete until we fully announce earnings on February 14, our strong revenue, cash flow and consolidated segment earnings in the fourth quarter completed a year of record performance at Jarden. These record results demonstrate the true diversity of our business, as they were achieved despite unfavorable weather in some categories and concerns about consumer holiday shopping trends. The increased flexibility a successful offering would bring to our capital structure ties into our strategy of continuing to lay the foundation for future growth, while delivering strong current year performance, as outlined today.”

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As part of its refinancing and as a condition to the Tender Offer, Jarden intends to seek an amendment to its existing senior secured credit facility to, among other things, obtain the consent of its lenders for the repurchase of all the Existing Notes and to modify certain terms and restrictive covenants to provide Jarden with increased flexibility.

The issuer may file a registration statement (including a prospectus) with the SEC for the notes offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. When filed with the SEC, you may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you a prospectus after filing if you request it by calling Jarden Corporation at (914) 967-9400. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectus are delivered in final form.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, securities offerings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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